Exhibit 10.1

AMENDED AND RESTATED SPONSOR AGREEMENT

This AMENDED AND RESTATED SPONSOR AGREEMENT (this “Agreement” or the “Amended and Restated Sponsor Agreement”), dated as of May 11, 2023, is entered into by and between Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (“Sponsor”), Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“Acquiror”), each of the undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team (each, a “Holder”), and Mobile Infrastructure Corporation, a Maryland corporation (the “Company”).  Sponsor, Acquiror, each Holder and the Company shall be referred to herein from time to time as the “Parties”.

W I T N E S S E T H:

WHEREAS, on December 13, 2022,  Acquiror, the Company and Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”) entered into an Agreement and Plan of Merger, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “First Merger”) with the Company continuing as the surviving entity (the “First-Step Surviving Company”), and immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into Acquiror (the “Second Merger”), with the Company continuing as the surviving entity resulting from the Second Merger;

WHEREAS, concurrently with the execution of the Merger Agreement, the Acquiror, the Company, and each Holder entered into that certain Sponsor Agreement dated as of December 13, 2022 (the “Original Sponsor Agreement”), pursuant to which, (i) Sponsor and each Holder have agreed to waive certain of their anti-dilution and conversion rights and (ii) Sponsor has agreed to certain restrictions with respect to the Acquiror Equity Securities (as defined below), subject to the terms and conditions specified herein;

WHEREAS, the parties hereto wish to make certain clarifications with respect to voting obligations related to Acquiror Entity Securities; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Sponsor Agreement in its entirety as follows:

1.	Definitions.
(a)

“First Earnout Shares” means 1,658,750 Founder Shares held by Sponsor as of the date first set forth above, and following the consummation of the transactions contemplated by the Merger Agreement shall mean the equivalent number of Surviving Pubco Shares, as converted and exchanged pursuant to the Merger Agreement and the terms set forth herein.

(b)

“Founder Shares” means the 6,755,000 shares of Acquiror Class B Common Stock owned beneficially and of record by Sponsor as of the date hereof (and any shares of Acquiror Class A Common Stock or Surviving Pubco Shares issuable upon conversion thereof).

(c)	“Letter Agreement” means that certain Letter Agreement, dated May 24, 2021, between Sponsor, the Holders and Acquiror (as may be amended from time to time).
(d)

“Second Earnout Shares” means 1,658,750 Founder Shares held by Sponsor as of the date first set forth above, and following the consummation of the transactions contemplated by the Merger Agreement shall mean the equivalent number of Surviving Pubco Shares, as converted and exchanged pursuant to the Merger Agreement and the terms set forth herein.

(e)	“Sponsor Incentive Shares” means 2,062,500 Founder Shares held by the Sponsor.
(f)

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(g)	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
2.

Waiver.  Immediately prior to, and conditioned upon, the Domestication, each of Sponsor and the Holders hereby, automatically and without any further action by Sponsor, any Holder or Acquiror, irrevocably waives its respective rights under the anti-dilution and conversion provisions of Article 17 of the Amended and Restated Memorandum and Articles of Association of Acquiror, effective as of May 24, 2021 (the “Acquiror Articles”), with respect to each share of Acquiror Class B Common Stock held by Sponsor or such Holder as of the date hereof, and such share shall, automatically and without any further action by Sponsor or any Holder, be converted to and exchanged for Acquiror Class A Common Stock on a one-for-one basis as provided in Section 17.2 of the Acquiror Articles at the effective time of the Domestication.

3.	Founder Shares. Sponsor hereby agrees that, notwithstanding anything to the contrary in the Letter Agreement or otherwise:
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(a)

following the Second Effective Time, the First Earnout Shares shall vest at such time as (x) the aggregate volume-weighted average price per Surviving Pubco Share for any five consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the First Earnout Shares shall not be permitted until the first anniversary of the Closing Date) or (y) the Surviving Pubco (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property; provided that in the event that the First Earnout Shares have not vested prior to December 31, 2026, then the First Earnout Shares shall immediately be delivered to Surviving Pubco for cancellation and for no consideration;

(b)

following the Second Effective Time, the Second Earnout Shares shall vest at such time as (x) the aggregate volume-weighted average price per Surviving Pubco Share for any five consecutive trading day period after the Closing Date equals or exceeds $20.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the Second Earnout Shares shall not be permitted until the first anniversary of the Closing Date) or (y) the Surviving Pubco (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property; provided that in the event that the Second Earnout Shares have not vested prior to December 31, 2028, then the Second Earnout Shares shall be delivered to Surviving Pubco immediately for cancellation and for no consideration;

(c)

immediately prior to Closing on the Closing Date, the Sponsor shall deliver to Acquiror for cancellation and for no consideration (x) 1,375,000 Founder Shares and (y) any Sponsor Incentive Shares that have not been transferred at or prior to the Closing or committed to be transferred to third-party investors in connection with the Closing; and

(d)

(i) if the aggregate cash proceeds from Acquiror’s Trust Account (net of the Acquiror Share Redemption Amount), the PIPE Investment Amount (excluding the Initial PIPE Investment and any PIPE Investments by officers, directors or affiliates of the Company) and any other third-party financing (other than debt financing) to be funded at the Closing (such proceeds, the “Closing Cash Proceeds”) are less than $40,000,000 at the Closing, then the Sponsor shall immediately prior to Closing

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deliver to Acquiror for cancellation and for no consideration 1,317,500 Founder Shares (with such Founder Shares reducing the First Earnout Shares and the Second Earnout Shares on an equal basis), and (ii) if the Closing Cash Proceeds equal or exceed $40,000,000 but are less than $50,000,000 at the Closing, then the Sponsor shall immediately prior to Closing deliver to Acquiror for cancellation and for no consideration 1,000,000 Founder Shares (with such Founder Shares reducing the First Earnout Shares and the Second Earnout Shares on an equal basis). For the avoidance of doubt, if the Closing Cash Proceeds equal or exceed $50,000,000, then no Founder Shares shall be delivered to Acquiror for cancellation pursuant to this Section 3(d).

4.

Sponsor Agreements.  Each of the Sponsor and each Holder hereby agrees, that during the period commencing on the date hereof and ending on the earlier to occur of (i) the Closing and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of (i) and (ii), the “Expiration Time”):

(a)

at any meeting of the shareholders of Acquiror, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Acquiror is sought, (i) to appear at each such meeting or otherwise cause all of its shares of Acquiror Equity Securities to be counted as present thereat for purposes of calculating a quorum and (ii) subject to Section 5(g), to vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock and any other equity securities of Acquiror that Sponsor or each Holder holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof (collectively, the “Acquiror Equity Securities”):

(i)	In favor of each Acquiror Transaction Proposal and any Extension Proposal;
(ii)	Against any Acquiror Acquisition Proposal or any proposal relating to an Acquiror Acquisition Proposal (in each case, other than the Acquiror Transaction Proposals);
(iii)	Against any change in the business of Acquiror or the board of directors of Acquiror (other than in connection with the Acquiror Transaction Proposal and any Extension Proposal);
(iv)

Against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

(v)

Against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Acquiror under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

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(b)

to not redeem, elect to redeem or tender or submit any of its Acquiror Equity Securities for redemption in connection with the Merger Agreement or the transactions contemplated thereby, including, without limitation, in connection with any Extension Proposal;

(c)

to comply with, and fully perform all of its obligations, covenants and agreements set forth in the Letter Agreement, including its obligations not to redeem any shares of Acquiror Equity Securities owned by it in connection with the transactions contemplated by the Merger Agreement;

(d)	not to modify, amend or waive any of the obligations of a Holder pursuant to Section 7 of the Letter Agreement without the prior written consent of the Company; and
(e)	to comply with the transfer restrictions set forth in the Letter Agreement irrespective of any amendment, release or waiver thereof.
5.	Additional Covenants of Sponsor and Holders.
(a)

Notwithstanding the foregoing, Transfers of the Acquiror Equity Securities that are held by the Sponsor or a Holder or any of its permitted transferees (that have complied with this Section 5(a) are permitted (A) to any employees, officers, directors, or members of the Sponsor, Acquiror or their respective Affiliates; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order, (E) by virtue of the laws of the Cayman Islands or Sponsor’s exempted limited company agreement upon dissolution of Sponsor, or (F) to PIPE Investors in accordance with Section 3(c); provided, however, that in the case of clauses (A) through (E), these permitted transferees must, as a condition precedent to such transfer, execute a joinder to this Agreement (in a form reasonably acceptable to Acquiror and, if prior to the Second Effective Time, the Company) agreeing to be bound by the terms of this Agreement.

(b)

Without limiting any other Transfer restrictions that may apply hereunder or under the Letter Agreement, following the Closing, Sponsor agrees that it shall not, directly or indirectly, Transfer any First Earnout Shares or Second Earnout Shares unless and until such shares have vested in accordance with Section 3(a) or Section 3(b), as applicable.

(c)

Following the Closing, stop transfer orders shall be placed against the Founder Shares, and each certificate or book entry position statement evidencing any Founder Shares shall be stamped or otherwise imprinted with a legend, in each case appropriately reflecting the terms of Section 3 and this Section 5.

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(d)

At the Closing, each of the Sponsor and the Holders shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Surviving Pubco, Sponsor and certain of the MIC Shareholders, in a form to be mutually agreed by Acquiror and the Company with substantially the same rights as set forth in the Acquiror’s and the Company’s registration rights agreements in effect as of the date hereof.

(e)

Each of Sponsor and each Holder acknowledge that its obligations set forth in Section 4(a) shall apply whether or not the Mergers or any of the other transactions contemplated by the Merger Agreement is recommended by the board of directors of Acquiror.

(f)	Each of Sponsor and each Holder shall promptly notify the Company of the number of any new equity securities of Acquiror acquired by it after the date hereof.
(g)

For the avoidance of doubt, if, after the date of the Original Sponsor Agreement, the Sponsor or a Holder purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or other equity securities of Acquiror or acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror (such shares of Acquiror Common Stock and other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor, or the voting rights applicable thereto, as applicable, shall be subject to the terms of this Agreement to the same extent as if they constituted “Acquiror Equity Securities” owned by the Sponsor or a Holder as of the date of the Original Sponsor Agreement, unless the inclusion of the New Securities in the definition of “Acquiror Equity Securities” would violate Tender Offer Compliance and Disclosure Interpretation 166.01. In the event that New Securities cannot be included in the term “Acquiror Equity Securities” due to Tender Offer Compliance and Disclosure Interpretation 166.01, such New Securities shall not be voted by the holder thereof.

6.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants as of the date hereof to the Acquiror and the Company as follows:
(a)

Sponsor (i) is duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) has all requisite power and authority to execute and deliver this Amended and Restated Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, (iii) the execution and delivery of this Amended and Restated Sponsor Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor, and (iv) this Amended and Restated Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Amended and Restated Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Amended and Restated Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

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(b)

As of the date hereof, Sponsor is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) and record owner of the Acquiror Common Stock set forth opposite its name on Exhibit A hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock) affecting any such shares of Acquiror Common Stock, other than Liens pursuant to (i) this Agreement, (ii) the Letter Agreement, (iii) the Acquiror’s Governing Documents, (iv) the Merger Agreement, or (v) any applicable securities Laws. Sponsor’s shares of Acquiror Common Stock are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of the Sponsor’s shares of Acquiror Common Stock are subject to any proxy, power of attorney, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, except as provided hereunder, under the Letter Agreement or under the Acquiror’s Governing Documents. Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)

The execution and delivery of this Agreement by the Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Acquiror Equity Securities), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d)

There are no lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e)	Sponsor understands and acknowledges that each of Acquiror and Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.
7.	Holder Representations and Warranties. Each Holder, severally and not jointly, hereby represents and warrants as of the date hereof as follows:
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(a)

(i) such Holder has full legal right and capacity to execute and deliver this Amended and Restated Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of such Holder’s obligations hereunder, and (ii) this Amended and Restated Sponsor Agreement has been duly and validly executed and delivered by such Holder and, assuming this Amended and Restated Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Amended and Restated Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of such Holder enforceable against it in accordance with its terms.

(b)

As of the date hereof, such Holder is the beneficial owner and record owner of the Acquiror Common Stock set forth opposite its name on Exhibit A hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock) affecting any such shares of Acquiror Common Stock, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror’s Governing Documents, (iii) the Letter Agreement, (iv) the Merger Agreement, or (v) any applicable securities Laws. Such Holder’s shares of Acquiror Common Stock are the only equity securities in Acquiror owned of record or beneficially by such Holder on the date of this Agreement, and none of such Holder’s shares of Acquiror Common Stock are subject to any proxy, power of attorney, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, except as provided hereunder, under the Letter Agreement or under the Acquiror’s Governing Documents. Such Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)

The execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Holder or such Holder’s Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Holder of its obligations under this Agreement.

(d)

There are no lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings pending against such Holder or, to such Holder’s knowledge, threatened against such Holder, before (or, in the case of threatened lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Holder of its obligations under this Agreement.

(e)	Such Holder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.
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8.

Further Assurances.  From time to time, at the Company’s request and at the Company’s sole expense and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

9.

Entire Agreement.  This Amended and Restated Sponsor Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Amended and Restated Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto (including, as to any change, amendment or waiver sought prior to the Second Effective Time, the Company).

10.

Successors and Assigns.  No party hereto may assign either this Amended and Restated Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (including, with respect to any assignment prior to the Second Effective Time, the Company). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amended and Restated Sponsor Agreement shall be binding on the Sponsor, each Holder, and their respective successors, heirs and assigns and permitted transferees; provided, that any such permitted transferees execute a joinder to this Amended and Restated Sponsor Agreement in the form reasonably acceptable to Acquiror.

11.

Third Party Beneficiaries.  Nothing in this Amended and Restated Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Amended and Restated Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Amended and Restated Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

12.

Counterparts.  This Amended and Restated Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.

Notices.  Any notice, consent or request to be given in connection with any of the terms or provisions of this Amended and Restated Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail.

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14.

Termination.  This Amended and Restated Sponsor Agreement shall automatically terminate, and have no further force and effect upon the termination of the Merger Agreement in accordance with its terms prior to the Second Effective Time.  Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a willful and intentional breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, (ii) Sections 2 through 4 shall not survive the termination of this Agreement, and (iii) Sections 9 through 18 shall each survive the termination of this Agreement solely to the extent related to any surviving sections.

15.

Specific Performance.  The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Amended and Restated Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Amended and Restated Sponsor Agreement and to enforce specifically the terms and provisions of this Amended and Restated Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

16.

Amendment.  This Amended and Restated Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto (including, as to any amendment, change, supplement, waiver, modification or termination sought to be effected prior to the Second Effective Time, the Company).

17.

Severability.  This Amended and Restated Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amended and Restated Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amended and Restated Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.

Governing Law.  This Amended and Restated Sponsor Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland.  The parties hereto expressly incorporate by reference Section 11.14 (Jurisdiction; Waiver of Jury Trial) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

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[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Sponsor Agreement as of the date first written above.

FIFTH WALL ACQUISITION CORP. III

/s/ Andriy Mykhaylovskyy Name: Andriy Mykhaylovskyy Title: Chief Financial Officer

MOBILE INFRASTRUCTURE CORPORATION

/s/ Stephanie Hogue
Name: Stephanie Hogue
Title: President and Chief Financial Officer

[Signature Page to Amended and Restated Sponsor Agreement]

FIFTH WALL ACQUISITION SPONSOR III LLC

/s/ Andriy Mykhaylovskyy
Name: Andriy Mykhaylovskyy
Title: Manager

Adeyemi Ajao
/s/ Adeyemi Ajao

Alana Beard
/s/ Alana Beard

Poonam Sharma
/s/ Poonam Sharma

Amanda Parness
/s/ Amanda Parness

[Signature Page to Amended and Restated Sponsor Agreement]

Exhibit A

Shareholder	Acquiror Class B Common Stock
Sponsor	6,755,000
Adeyemi Ajao	30,000
Alana Beard	30,000
Poonam Sharma	30,000
Amanda Parness	30,000